UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2008

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-33488	20-8995389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2008, the Compensation Committee of the Board of Directors of Marshall & Ilsley Corporation (the “Company”) approved a potential short-term incentive award for Kenneth C. Krei, Chairman, President and Chief Executive Officer of Marshall & Ilsley Trust Company National Association.  The potential payout under the award is tied to the 2008 calendar year performance of the Company’s Wealth Management business line, and is intended to provide Mr. Krei with incentive compensation based on the performance of the portions of the Company’s business for which he is directly responsible.  The award will be administered in accordance with the terms of the Company’s Annual Executive Incentive Compensation Plan.

The award provides a potential cash incentive payment based on a percentage of Mr. Krei’s salary, which is payable if the performance goals approved by the Compensation Committee are met for 2008.  The Compensation Committee determined that the performance criteria for 2008 are Net Income (weighted 60%) and Revenue Growth (weighted 40%), each of which will be determined based on the combined results of the Company’s Wealth Management segment and Investment Division, and approved the following threshold, target and maximum payout levels:

	Payout as a Percentage Base Salary
	Wealth Management and Investment Division Net Income for 2008	Wealth Management and Investment Division Revenue Growth for 2008	Total Potential Annual Cash Incentive for 2008
Threshold	15.0%	10.0%	25.0%
Target	48.0%	32.0%	80.0%
Maximum	81.0%	54.0%	135.0%

Performance in relation to the performance criteria will be calculated independently, which would allow Mr. Krei to receive a payout under one of the criteria but not under the other.  No payout will be made for performance below the threshold level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2008	MARSHALL & ILSLEY CORPORATION

By:/s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, Chief Administrative Officer and General Counsel